Exhibit 99.1
Crane Co.	News

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

Crane Co. Reaches Agreement with Sellers on Revised Terms to Acquire MEI

STAMFORD, CONNECTICUT - August 1, 2013 - Crane Co. (NYSE:CR), a diversified manufacturer of highly engineered industrial products, announced that it had reached an agreement with sellers of MEI Conlux Holdings (MEI), on revised terms for the acquisition of MEI. As previously announced, the European Commission cleared the pending acquisition of MEI conditioned upon Crane Co.'s entry into agreements satisfactory to the Commission to implement remedies regarding two product lines - divestiture of the B2B bill recycler product line and licensing in Europe for the Currenza C2 coin recycler product line, both manufactured and sold by Crane Co.'s Payment Solutions business, within its Merchandising Systems segment. The remedies would not affect the competing bill and coin recycler product lines of MEI.

Under the revised agreement, the purchase price will be approximately $804 million on a cash free and debt free basis, compared to the previously announced price of $820 million, in each instance subject to customary adjustments as provided in the purchase agreement. Crane also agreed to share in one-third of any refinancing costs incurred by MEI as a result of the delayed closing, up to a maximum of $5 million. Crane will be responsible for implementing the divestiture and licensing remedies pursuant to the conditions of the European Commission clearance and will retain any proceeds thereof. Subject to successful execution of the remedies, the acquisition is expected to close in the fourth quarter of 2013.

Crane Co. also noted that the U.S. Federal Trade Commission cleared the MEI acquisition, without conditions, on July 23.

As a result of the agreement with the sellers of MEI and the commitments to the European Commission, as well as a more conservative near-term growth outlook for MEI, Crane is revising its accretion estimate of MEI within the first twelve months of ownership from $0.25 per share to $0.20 per share, which includes $0.07 per share of synergies. Crane reaffirmed its estimate that synergies will reach $25 million pre-tax, or $0.30 per share by year three. These estimates exclude inventory step-up and one-time transaction costs.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission.

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